EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT is made and entered into by and between Invisa, Inc. (“Invisa”) and Centurian Investors, Inc. (“Lender”) as of this 7th day of March, 2014 for good and valuable consideration in hand received including but not limited to the promises and covenants contained herein.

WITNESSETH:

WHEREAS, Invisa is engaged in the business of manufacturing and marketing safety sensors based on InvisaShield technology for use in the parking gate industry and potentially for other applications;

WHEREAS, Lender has provided loans (“Senior Secured Notes”) to Invisa under an existing collateralized credit facility which Invisa has used to support its operations under a line of credit, (the “Line of Credit”);

WHEREAS, the aggregate balance of the Senior Secured Notes as of December 31, 2013, was $1,224,060, which sum, together with interest thereon, is due and payable on March 31, 2015;

WHEREAS, the existing Line of Credit is scheduled to terminate on March 31, 2015;

WHEREAS, Invisa has a negative cash flow and requires continued access to additional funding to sustain its business operations and implement its business plans;

WHEREAS, Invisa wishes to establish a long-term, predictable financing arrangement to potentially support its business operations and explore other business opportunities and such as licensing and business combinations as they may arise;

WHEREAS, Invisa wishes to extend and expand the Line of Credit to potentially provide a predictable time horizon during which Invisa can continue to pursue its business opportunities and potentially develop and introduce the next generation of InvisaShield technology and continue to seek other business opportunities; and

WHEREAS, Lender is willing to extend the maturity date of the Senior Secured Notes and to extend and expand Invisa’s Line of Credit in accordance with the terms and conditions as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the provisions set forth below, the parties mutually agree as follows:

A.	Lender agrees to extend the maturity date of all Senior Secured Notes including all amounts currently due and all amounts lent after the date hereof under the Line of Credit from March 31, 2015 to April 15, 2018 in accordance with Exhibit A,
B.	Lender agrees to modify the Line of Credit in accordance with Exhibit B:
(i)	To extend the term of the Line of Credit from March 31, 2015 to April 15, 2018 in accordance with Exhibit B,
(ii)	To expand the amount available to be borrowed by Invisa under the Line of Credit to a maximum of $500,000 to support Invisa’s business operations and exploration of other business opportunities, and
(iii)	To permit funds borrowed under the Line of Credit to be used, subject to Lender’s approval of a business plan and use of proceeds, for engineering and development of the next-generation InvisaShield technology to the extent justified by product validation and market opportunity and for other business opportunities.
C.	Invisa will amend the Designation of Rights for its outstanding Series A, B and C Preferred Stock to expand voting rights to give Lender through its affiliates voting control of Invisa in accordance with Exhibit C.
D.	This agreement, including Exhibits A, B and C, constitutes the complete agreement of the Parties with regard to the subject matter hereof.
E.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to the conflicts of laws principles thereof, and the venue for any action under or related to this Agreement shall be in Sarasota County, Florida.
F.	This Agreement may not be amended except by means of a document signed by both parties.

NOW THEREFORE, the parties have executed this Agreement as of the date first above written.

Invisa, Inc.	Centurian Investors, Inc.

/s/ Edmund C. King	/s/ Howard R. Curd
Edmund C. King	Howard R. Curd
Chief Executive Officer	Chief Executive Officer
Date: March 7, 2014	Date: March 7, 2014

2